Exhibit 99.1

McDermott Reports First Quarter 2012 Financial Results

Record Quarterly Bookings Produce Backlog of $5.8 Billion

  First Quarter 2012 Bookings of $2.65 billion Exceed Full-Year 2011 Awards
  Cash, Cash Equivalents & Investments Approximately $900 million at March 31, 2012

HOUSTON--(BUSINESS WIRE)--May 10, 2012--McDermott International, Inc. (NYSE: MDR) (“McDermott” or the “Company”) today reported income from continuing operations of $59.3 million, or $0.25 per diluted share, for the 2012 first quarter. The results of the 2012 first quarter compare to income from continuing operations of $68.8 million, or $0.29 per diluted share, in the corresponding period of 2011. Classified as discontinued operations, the results of McDermott’s charter fleet business are excluded from all periods presented. This charter fleet business was sold on March 19, 2012, with the Company receiving proceeds of approximately $61 million. Weighted average common shares outstanding on a fully diluted basis were approximately 237.3 million and 236.7 million in the quarters ended March 31, 2012 and March 31, 2011, respectively.

McDermott’s revenues were $727.7 million for the 2012 first quarter compared to $899.2 million in the corresponding period of 2011. The year-over-year decrease was primarily due to fewer fabrication manhours and lower marine activity in the Asia Pacific segment, partially offset by an approximate 150 percent increase in the Atlantic segment’s revenues, primarily as a result of increased fabrication work in the United States.

The Company’s operating income in the 2012 first quarter was $80.2 million compared to $100.3 million in the 2011 first quarter. Increased operating income in the Asia Pacific segment and improved results in the Atlantic segment, both as compared to the 2011 first quarter, were more than offset by reduced operating income in the Middle East segment, as a result of lower marine activity.

“The 2012 first quarter proved to be a positive start to the year, exceeding our prior expectations,” said Stephen M. Johnson, Chairman of the Board, President and Chief Executive Officer of McDermott. “With record bookings, an all-time high backlog and a continued strong balance sheet, McDermott is building a solid foundation for the future. We are pleased to have completed the sale of the charter fleet business during the quarter, and we expect both the new North Ocean 105 and the upgraded DB50 to be available for work this summer. We continue to believe the market opportunities ahead remain strong.”

The Company’s other income for the first quarter of 2012 was $10.5 million, primarily due to foreign currency gains, which represents an improvement of $15.4 million as compared to the other expense of $5.0 million in the first quarter of 2011.

At March 31, 2012, the Company’s backlog was $5.8 billion, compared to $3.9 billion and $4.8 billion at December 31, 2011 and March 31, 2011, respectively. Of the March 31, 2012 backlog, approximately $360 million is from projects currently in a loss position, primarily a 5-year Brazilian vessel charter contract, whereby future revenues are expected to equal costs when recognized.

Balance Sheet Summary

As of March 31, 2012, McDermott reported total assets of approximately $3.1 billion. Included in this amount was $899.5 million of cash and cash equivalents, restricted cash and investments. Net working capital, calculated as current assets less current liabilities, was $605.1 million. Additionally, total equity was almost $1.8 billion, or approximately 58% of total assets, with total debt of $92.2 million.

Discontinued Operations

For the first quarter of 2012, McDermott recorded net income from discontinued operations of $3.5 million, or $0.01 per diluted share, primarily due to the first quarter 2012 operations, and a gain on sale, of the charter fleet business. Including the results of discontinued operations, total net income attributable to McDermott was $62.8 million, or $0.26 per diluted share, for the 2012 first quarter.

OTHER INFORMATION

About the Company

McDermott is a leading engineering, procurement, construction and installation (“EPCI”) company focused on executing complex offshore oil and gas projects worldwide. Providing fully integrated EPCI services for upstream field developments, the Company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning. McDermott’s customers include national and major energy companies. Operating in approximately 20 countries across the Atlantic, Middle East and Asia Pacific, the Company’s integrated resources include approximately 13,500 employees and a diversified fleet of marine vessels, fabrication facilities and engineering offices. McDermott has served the energy industry since 1923. To learn more, please visit McDermott’s website on the Internet at www.mcdermott.com.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact McDermott's actual results of operations. These forward-looking statements include statements about backlog, to the extent backlog may be viewed as an indicator of future revenues, McDermott building a solid foundation for the future, the expected availability of the North Ocean 105 and DB50 for work this summer, and our continued belief that the market opportunities ahead remain strong. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including adverse changes in the markets in which we operate or credit markets, our inability to successfully execute on contracts in backlog, changes in project design or schedules, changes in the scope or timing of contracts, and contract cancellations, change orders and other modifications. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2011 and subsequent quarterly reports on Form 10-Q. This news release reflects management's views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,
	2012	2011
	(In thousands)

Revenues	$727,678	$899,240

Costs and Expenses:
Cost of operations	597,434	747,225
Selling, general and administrative expenses	46,611	55,369
Gain on asset disposals	(226)	(225)
Total costs and expenses	643,819	802,369

Equity in Income (Loss) of Unconsolidated Affiliates	(3,683)	3,427

Operating Income	80,176	100,298
Other Income (Expense):
Interest income	1,634	449
Gain (loss) on foreign currency – net	9,441	(4,232)
Other expense – net	(581)	(1,171)
Total other income (expense)	10,494	(4,954)

Income from continuing operations before provision for income taxes and
noncontrolling interests	90,670	95,344

Provision for Income Taxes	28,743	22,579
Income from continuing operations before noncontrolling interests	61,927	72,765
Gain on disposal of discontinued operations	257	-
Income from discontinued operations, net of tax	3,240	1,662
Total income from discontinued operations, net of tax	3,497	1,662
Net Income	65,424	74,427
Less: Net Income Attributable to Noncontrolling
Interests	2,666	4,007
Net Income Attributable to McDermott International, Inc.	$62,758	$70,420

McDERMOTT INTERNATIONAL, INC.
EARNINGS PER SHARE COMPUTATION

	Three Months Ended
	March 31,
	2012	2011
	(In thousands, except share and per share amounts)
Basic:

Income from continuing operations less noncontrolling interests	$59,261	$68,758
Income from discontinued operations, net of tax	3,497	1,662
Net income attributable to McDermott International, Inc.	$62,758	$70,420

Diluted:

Weighted average common shares (basic)	235,208,252	233,841,075
Effect of dilutive securities:
Stock options, restricted stock and restricted stock units	2,124,375	2,904,503
Adjusted weighted average common shares and assumed exercises of
stock options and vesting of stock awards (diluted)	237,332,627	236,745,578
Basic earnings per share:
Income from continuing operations less noncontrolling interests	0.25	0.29
Income from discontinued operations, net of tax	0.01	0.01
Net income attributable to McDermott International, Inc.	0.27	0.30

Diluted earnings per share:
Income from continuing operations less noncontrolling interests	0.25	0.29
Income from discontinued operations, net of tax	0.01	0.01
Net income attributable to McDermott International, Inc.	0.26	0.30

SUPPLEMENTARY DATA

	Three Months Ended
	March 31,
	2012	2011
	(In thousands)
Pension expense	$579	$6,153
Depreciation & amortization expense	$23,276	$20,525
Capital expenditures	$44,751	$63,986
Backlog	$5,806,633	$4,764,005

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2012	December 31, 2011
	(In thousands, except share
	and per share amounts)
Assets
Current Assets:
Cash and cash equivalents	$788,965	$570,854
Restricted cash and cash equivalents	24,832	21,962
Investments	54,708	109,522
Accounts receivable-trade, net	388,373	445,808
Accounts receivable-other	61,140	53,386
Contracts in progress	259,664	287,390
Deferred income taxes	15,097	11,931
Assets held for sale	-	3,197
Other current assets	40,680	33,135
Total Current Assets	1,633,459	1,537,185
Property, Plant and Equipment	2,019,289	1,958,877
Less accumulated depreciation	(878,048)	(857,012)
Net Property, Plant and Equipment	1,141,241	1,101,865
Assets Held for Sale	-	55,571
Investments	30,991	29,484
Goodwill	41,202	41,202
Investments in Unconsolidated Affiliates	39,912	42,659
Other Assets	178,589	184,848
Total Assets	$3,065,394	$2,992,814

Liabilities and Equity
Current Liabilities:
Notes payable and current maturities of long-term debt	$10,061	$8,941
Accounts payable	272,746	315,514
Accrued liabilities	307,797	309,515
Advance billings on contracts	358,052	320,438
Deferred income taxes	12,396	13,187
Income taxes payable	67,316	54,181
Total Current Liabilities	1,028,368	1,021,776
Long-Term Debt	82,180	84,794
Self-Insurance	24,969	23,585
Pension Liability	20,134	21,295
Other Liabilities	122,416	107,652
Commitments and Contingencies
Stockholders’ Equity:
Common stock, par value $1.00 per share, authorized 400,000,000 shares; issued 243,085,098 and 242,416,424 shares at March 31, 2012 and December 31, 2011, respectively
	243,085	242,416
Capital in excess of par value	1,379,153	1,375,976
Retained earnings	301,861	239,103
Treasury stock, at cost, 7,811,017 and 7,359,983 shares at March 31, 2012 and December 31, 2011, respectively
	(98,011)	(95,827)
Accumulated other comprehensive loss	(99,921)	(102,030)
Stockholders’ Equity-McDermott International, Inc.	1,726,167	1,659,638
Noncontrolling Interests	61,160	74,074
Total Equity	1,787,327	1,733,712
Total Liabilities and Equity	$3,065,394	$2,992,814

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
	2012	2011
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$65,424	$74,427
Less: Income from discontinued operations, net of tax	3,497	1,662
Income from continuing operations	61,927	72,765
Non-cash items included in net income:
Depreciation and amortization	23,276	20,525
Equity in (income) loss of unconsolidated affiliates	3,683	(3,427)
Gain on asset disposals	(226)	(225)
Benefit for deferred taxes	(4,131)	(6,929)
Pension costs	579	6,153
Other non-cash items	3,224	4,368
Changes in assets and liabilities, net of effects from dispositions:
Accounts receivable	50,017	17,045
Net contracts in progress and advance billings on contracts	65,363	(244,062)
Accounts payable	(55,292)	23,947
Accrued and other current liabilities	(10,040)	39,311
Pension liability and accrued postretirement and employee benefits	7,489	(41,546)
Other assets and liabilities	26,992	20,038
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES-CONTINUING OPERATIONS	172,861	(92,037)
NET CASH PROVIDED BY OPERATING ACTIVITIES-DISCONTINUED OPERATIONS	-	114
TOTAL CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	172,861	(91,923)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(44,751)	(63,986)
Increase in restricted cash and cash equivalents	(2,870)	(8,493)
Purchases of available-for-sale securities	(40,319)	(298,169)
Sales and maturities of available-for-sale securities	94,380	258,361
Other investing activities	(2,150)	218
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES-CONTINUING OPERATIONS	4,290	(112,069)
NET CASH PROVIDED BY INVESTING ACTIVITIES-DISCONTINUED OPERATIONS	60,671	-
TOTAL CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	64,961	(112,069)
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in debt	-	11,837
Payment of debt	(1,494)	(2,158)
Distributions to noncontrolling interests	(15,733)	-
Other financing activities	(1,784)	57
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES-CONTINUING OPERATIONS	(19,011)	9,736
EFFECTS OF EXCHANGE RATE CHANGES ON CASH	(700)	-
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	218,111	(194,256)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	570,854	403,463
CASH AND CASH EQUIVALENTS AT END OF PERIOD-CONTINUING OPERATIONS	$788,965	$209,207
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes (net of refunds)	$16,036	$3,574

CONTACT:
McDermott International, Inc.
Investors, Analysts and Financial Media:
Jay Roueche, (281) 870-5462
Vice President
jroueche@mcdermott.com
or
Trade and General Media:
Louise Denly, (281) 870-5025
Director, Corporate Communications
ldenly@mcdermott.com